Exhibit 99.1

Hydrofarm Holdings Group Announces Third Quarter 2024 Results
and Reaffirms 2024 Outlook on Key Metrics

Shoemakersville, PA — November 7, 2024 — Hydrofarm Holdings Group, Inc. (“Hydrofarm” or the “Company”) (Nasdaq: HYFM), a leading independent manufacturer and distributor of branded hydroponics equipment and supplies for controlled environment agriculture, today announced financial results for its third quarter ended September 30, 2024.
Third Quarter 2024 Highlights vs. Prior Year Period:
•Net sales decreased to $44.0 million compared to $54.2 million.
•Gross Profit Margin increased to 19.4% of net sales compared to 6.1%.
•Adjusted Gross Profit Margin(1) increased to 24.3% of net sales compared to 23.0%.
•SG&A expense and Adjusted SG&A(1) expense decreased by more than 10%.
•Net loss improved to $13.1 million compared to $19.9 million.
•Adjusted EBITDA(1) remained positive.
•Cash used in operating activities and Free Cash Flow(1) were $(4.5) million and $(5.3) million, respectively.
(1) Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted SG&A, Adjusted SG&A as a percent of net sales, Adjusted EBITDA, and Free Cash Flow are non-GAAP measures. For reconciliations of GAAP to non-GAAP measures see the “Reconciliation of Non-GAAP Measures” accompanying the release.

Bill Toler, Chairman and Chief Executive Officer of Hydrofarm, said, “We achieved significant Adjusted Gross Profit Margin(1) year-over-year expansion in Q3 for the fifth time in the last six quarters, as our strategic focus on proprietary brands continues to deliver mix benefits and operational efficiencies. We also continued to integrate and consolidate our manufacturing, distribution and back-office operations during the third quarter. And through these restructuring and related cost-saving efforts, we realized an additional 10.7% Adjusted SG&A(1) expense savings in the quarter. This now marks the ninth straight quarter in which we have driven year-over-year Adjusted SG&A expense savings. We are pleased to reiterate our outlook for the year, despite the persistent industry softness. Moving forward, we will continue to strategically prioritize selling our higher margin proprietary brands, and remain confident in the long-term growth opportunity for Hydrofarm.”
Third Quarter 2024 Financial Results
Net sales in the third quarter of 2024 decreased 18.8% to $44.0 million compared to $54.2 million in the third quarter of 2023. This was primarily due to a 13.7% decline in volume/mix of products sold related to oversupply in the cannabis industry, and a 4.9% decrease in price.
Gross Profit increased to $8.5 million, or 19.4% of net sales, compared to $3.3 million, or 6.1% of net sales, in the prior year period. The increase was primarily due to lower restructuring costs incurred in the third quarter of 2024 which more than offset the impact from lower net sales. Adjusted Gross Profit(1) decreased to $10.7 million, or 24.3% of net sales, compared to $12.5 million, or 23.0% of net sales, in the prior year period. Adjusted Gross Profit Margin increased primarily due to a higher proportion of proprietary brand products sold and improved productivity.
Selling, general and administrative (“SG&A”) expense was $17.6 million, compared to $19.5 million in the prior year period, and Adjusted SG&A(1) expense was $10.7 million compared to $12.0 million in the prior year period.

The reduction was primarily due to a decrease in facility costs, compensation costs from lower headcount, insurance costs, and professional fees, which were aided by the Company's restructuring actions and related cost-saving initiatives.
Net loss improved to $13.1 million, or $(0.29) per diluted share, compared to a net loss of $19.9 million, or $(0.44) per diluted share, in the prior year period. The improvement was primarily due to higher gross profit and lower SG&A expense in the current year. The Company's restructuring actions and related cost saving initiatives helped drive these improvements.
Adjusted EBITDA(1) decreased to less than $0.1 million, compared to $0.5 million in the prior year period. The reduction is related to lower net sales partly offset by lower Adjusted SG&A(1) expense.
Balance Sheet, Liquidity and Cash Flow
As of September 30, 2024, the Company had $24.4 million in cash and approximately $17 million of available borrowing capacity on its Revolving Credit Facility. The Company ended the third quarter with $119.6 million in principal balance on its Term Loan outstanding, $8.4 million in finance leases, and $0.2 million in other debt outstanding. During 2024 and 2023, the Company has maintained a zero balance on its Revolving Credit Facility and is in compliance with debt covenants as of September 30, 2024. In addition, on November 1, 2024, the Company entered into a sixth amendment to its Revolving Credit Facility to reduce the maximum commitment amount to $35 million which reduces fees on unused availability.
The Company had net cash used in operating activities of $(4.5) million and invested $0.8 million in capital expenditures, yielding Free Cash Flow(1) of $(5.3) million during the three months ended September 30, 2024. Free Cash Flow(1) decreased from the same period last year, primarily due to working capital changes.
Reaffirms Full Year 2024 Outlook on Key Metrics
The Company is reaffirming its full year 2024 outlook on Key Metrics:
•Net sales to decrease low to high teens in percentage terms, tracking toward the middle of the range.
•Adjusted EBITDA(1) that is positive.
•Free Cash Flow(1) that is positive.

Hydrofarm’s 2024 outlook also reaffirms the following assumptions:
•Reduced year-over-year Adjusted SG&A(1) expense resulting primarily from (i) full year benefit of headcount reductions completed in 2023 and (ii) reductions in professional fees, facilities and insurance expenses.
•Reduction in inventory and net working capital helping to generate positive Free Cash Flow(1) for the full year.

Hydrofarm’s 2024 outlook also includes the following updated assumptions:
•Adjusted Gross Profit Margin(1) that is flat to slightly down compared to the prior year. This is an update to the prior expectation of a year-over-year improvement.
•Capital expenditures of $2.5 million to $3.5 million, compared to the prior expectation of $3.5 million to $4.5 million.
(1) Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted SG&A, Adjusted SG&A as a percent of net sales, Adjusted EBITDA, and Free Cash Flow are non-GAAP measures. For reconciliations of GAAP to non-GAAP measures see the “Reconciliation of Non-GAAP Measures” accompanying the release.
Conference Call and Presentation
The Company will host a conference call to discuss financial results for the third quarter 2024 today at 8:30 a.m. Eastern Time. Bill Toler, Chairman and Chief Executive Officer, and John Lindeman, Chief Financial Officer, will host the call. An investor presentation is also available for reference on the Hydrofarm investor relations website.

The conference call can be accessed live over the phone by dialing 1-800-343-5172 and entering the conference ID: HYFMQ3. The conference call will also be webcast live and archived on the Company's investor relations website at https://investors.hydrofarm.com/ under the “News & Events” section.
About Hydrofarm Holdings Group, Inc.
Hydrofarm is a leading independent manufacturer and distributor of branded hydroponics equipment and supplies for controlled environment agriculture, including grow lights, climate control solutions, growing media and nutrients, as well as a broad portfolio of innovative and proprietary branded products. For over 40 years, Hydrofarm has helped growers make growing easier and more productive. The Company’s mission is to empower growers, farmers and cultivators with products that enable greater quality, efficiency, consistency and speed in their grow projects.
Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:
The market in which we operate has been substantially adversely impacted by industry conditions, including oversupply and decreasing prices of the products the Company's end customers sell, which, in turn, have materially adversely impacted the Company's sales and other results of operations and which may continue to do so in the future; If industry conditions worsen or are sustained for a lengthy period, we could be forced to take additional impairment charges and/or inventory and accounts receivable reserves, which could be substantial, and, ultimately, we may face liquidity challenges; Although equity financing may be available, the Company's current stock prices are at depressed levels and any such financing would be dilutive; Interruptions in the Company's supply chain could adversely impact expected sales growth and operations; We may be unable to meet the continued listing standards of Nasdaq; Our restructuring activities may increase our expenses and cash expenditures, and may not have the intended cost saving effects; The highly competitive nature of the Company’s markets could adversely affect its ability to maintain or grow revenues; Certain of the Company’s products may be purchased for use in new or emerging industries or segments, including the cannabis industry, and/or be subject to varying, inconsistent, and rapidly changing laws, regulations, administrative and enforcement approaches, and consumer perceptions and, among other things, such laws, regulations, approaches and perceptions may adversely impact the market for the Company’s products; The market for the Company’s products has been impacted by conditions impacting its customers, including related crop prices and other factors impacting growers; Compliance with environmental and other public health regulations or changes in such regulations or regulatory enforcement priorities could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products; Damage to the Company’s reputation or the reputation of its products or products it markets on behalf of third parties could have an adverse effect on its business; If the Company is unable to effectively execute its e-commerce business, its reputation and operating results may be harmed; The Company’s operations may be impaired if its information technology systems fail to perform adequately or if it is the subject of a data breach or cyber-attack; The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business; Acquisitions, other strategic alliances and investments could result in operating and integration difficulties, dilution and other harmful consequences that may adversely impact the Company’s business and results of operations. Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s annual, quarterly and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.
Contacts:
Investor Contact
Anna Kate Heller / ICR
ir@hydrofarm.com

Hydrofarm Holdings Group, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Net sales	$44,009	$54,168	$152,974	$179,397
Cost of goods sold	35,490	50,859	122,679	150,234
Gross profit	8,519	3,309	30,295	29,163
Operating expenses:
Selling, general and administrative	17,556	19,543	55,836	67,442
Loss on asset disposition	—	—	11,520	—
Loss from operations	(9,037)	(16,234)	(37,061)	(38,279)
Interest expense	(3,910)	(3,963)	(11,652)	(11,423)
Other income, net	80	402	374	22
Loss before tax	(12,867)	(19,795)	(48,339)	(49,680)
Income tax (expense) benefit	(279)	(89)	(865)	82
Net loss	$(13,146)	$(19,884)	$(49,204)	$(49,598)

Net loss per share:
Basic	$(0.29)	$(0.44)	$(1.07)	$(1.09)
Diluted	$(0.29)	$(0.44)	$(1.07)	$(1.09)
Weighted-average shares of common stock outstanding:
Basic	46,034,799	45,607,195	45,942,827	45,429,139
Diluted	46,034,799	45,607,195	45,942,827	45,429,139

Hydrofarm Holdings Group, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share and per share amounts)

	September 30,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$24,404	$30,312
Accounts receivable, net	15,756	16,890
Inventories	58,221	75,354
Prepaid expenses and other current assets	4,551	5,510
Assets held for sale	470	—
Total current assets	103,402	128,066
Property, plant and equipment, net	39,770	47,360
Operating lease right-of-use assets	45,723	54,494
Intangible assets, net	255,258	275,881
Other assets	1,788	1,842
Total assets	$445,941	$507,643
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$10,169	$12,613
Accrued expenses and other current liabilities	9,497	9,529
Deferred revenue	2,821	3,231
Current portion of operating lease liabilities	7,689	8,336
Current portion of finance lease liabilities	455	954
Current portion of long-term debt	1,318	2,989
Total current liabilities	31,949	37,652
Long-term operating lease liabilities	40,420	47,506
Long-term finance lease liabilities	7,956	8,734
Long-term debt	114,820	115,412
Deferred tax liabilities	3,232	3,232
Other long-term liabilities	4,582	4,497
Total liabilities	202,959	217,033
Commitments and contingencies
Stockholders’ equity
Common stock ($0.0001 par value; 300,000,000 shares authorized; 46,078,322 and 45,789,890 shares issued and outstanding at September 30, 2024, and December 31, 2023, respectively)	5	5
Additional paid-in capital	790,012	787,846
Accumulated other comprehensive loss	(7,087)	(6,497)
Accumulated deficit	(539,948)	(490,744)
Total stockholders’ equity	242,982	290,610
Total liabilities and stockholders’ equity	$445,941	$507,643

Hydrofarm Holdings Group, Inc.
RECONCILIATION OF NON-GAAP MEASURES
(In thousands, except share and per share amounts)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Reconciliation of Adjusted Gross Profit:
Gross Profit (GAAP)	$8,519	$3,309	$30,295	$29,163
Depreciation, depletion and amortization	1,603	1,626	4,860	4,907
Restructuring expenses[1]	577	7,444	1,558	9,401
Severance and other[3]	—	76	—	76
Adjusted Gross Profit (Non-GAAP)	$10,699	$12,455	$36,713	$43,547

As a percent of net sales:
Gross Profit Margin (GAAP)	19.4%	6.1%	19.8%	16.3%
Adjusted Gross Profit Margin (Non-GAAP)	24.3%	23.0%	24.0%	24.3%

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Reconciliation of Adjusted SG&A:
Selling, general and administrative (GAAP)	$17,556	$19,543	$55,836	$67,442
Depreciation, depletion and amortization	6,060	6,282	18,464	19,258
Restructuring expenses[1]	79	159	163	401
Stock-based compensation[2]	669	1,031	2,306	4,057
Acquisition and integration expenses	—	39	—	39
Severance and other[3]	69	72	264	956
Adjusted SG&A (Non-GAAP)	$10,679	$11,960	$34,639	$42,731

As a percent of net sales:
SG&A (GAAP)	39.9%	36.1%	36.5%	37.6%
Adjusted SG&A (Non-GAAP)	24.3%	22.1%	22.6%	23.8%

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Reconciliation of Adjusted EBITDA:
Net loss (GAAP)	$(13,146)	$(19,884)	$(49,204)	$(49,598)
Interest expense	3,910	3,963	11,652	11,423
Income tax expense (benefit)	279	89	865	(82)
Depreciation, depletion and amortization	7,663	7,908	23,324	24,165
Restructuring expenses[1]	656	7,603	1,721	9,802
Stock-based compensation[2]	669	1,031	2,306	4,057
Severance and other[3]	69	148	264	1,032
Acquisition and integration expenses	—	39	—	39
Other income, net[4]	(80)	(402)	(374)	(22)
Loss on asset disposition[5]	—	—	11,520	—
Adjusted EBITDA (Non-GAAP)	$20	$495	$2,074	$816

As a percent of net sales:
Net loss (GAAP)	(29.9)%	(36.7)%	(32.2)%	(27.6)%
Adjusted EBITDA (Non-GAAP)	0.0%	0.9%	1.4%	0.5%

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Reconciliation of Free Cash Flow[6]:
Net cash (used in) from operating activities (GAAP)[6]:	$(4,467)	$7,668	$(2,980)	$8,629
Capital expenditures of Property, plant and equipment (GAAP)	(812)	(750)	(2,622)	(4,056)
Free Cash Flow (Non-GAAP)[6]:	$(5,279)	$6,918	$(5,602)	$4,573
Notes to GAAP to Non-GAAP reconciliations presented above (Adjusted Gross Profit, Adjusted SG&A, Adjusted EBITDA, and Free Cash Flow):
1.For the three and nine months ended September 30, 2024, Restructuring expenses related primarily to manufacturing facility consolidations, and the charges incurred to relocate and terminate certain facilities. For the three and nine months ended September 30, 2023, Restructuring expenses related primarily to non-cash inventory markdowns associated with manufacturing facility consolidations, and the charges incurred to relocate and terminate certain facilities in Canada.
2.Includes stock-based compensation and related employer payroll taxes on stock-based compensation for the periods presented.
3.For the three and nine months ended September 30, 2024, Severance and other charges primarily related to estimated legal costs related to certain litigation and severance charges. For the three and nine months ended September 30, 2023, Severance and other charges primarily related to workforce reductions and charges in conjunction with a sale-leaseback transaction during the first quarter of 2023.
4.Other income, net related primarily to foreign currency exchange rate gains and losses and other non-operating income and expenses. For the three and nine months ended September 30, 2023, Other income, net also included charges from Amendment No. 1 to the Term Loan.
5.Loss on asset disposition for the nine months ended September 30, 2024, relates to the IGE Asset Sale.
6.The total gross proceeds associated with the IGE Asset Sale were $8.7 million, of which the Company estimated and classified $5.0 million in Net cash from operating activities, and $3.7 million in Investing activities, as these cash flows were associated with the sale of inventory and property, plant and equipment, respectively. The cash proceeds classified within Net cash from operating activities were partially offset by $1.3 million cash paid to terminate the associated facility lease and cash transaction costs paid during the period. As a result, the Asset Sale contributed an estimated $3.5 million to Net cash from operating activities and Free Cash Flow during the nine months ended September 30, 2024. In addition, in connection with the Asset Sale, the Company paid $0.7 million to terminate certain equipment finance leases and classified this cash outflow within Financing activities for the nine months ended September 30, 2024. In total, the IGE Asset Sale contributed net cash proceeds, after repayment of certain lease liabilities and transaction expenses, of an estimated $6.3 million. In 2023, gross proceeds of $8.6 million received during the nine months ended September 30, 2023 from a sale-leaseback of real estate located in Eugene, Oregon, was classified as a Financing activity and is not reflected in Net cash from operating activities or Free Cash Flow in the prior year period.
Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the U.S. (“GAAP”). Management believes that certain non-GAAP financial measures provide investors with additional useful information in evaluating our performance and that excluding certain items that may vary substantially in frequency and magnitude period-to-period from net loss provides useful supplemental measures that assist in evaluating our ability to generate earnings and to more readily compare these metrics between past and future periods. These non-GAAP financial measures may be different than similarly titled measures used by other companies.
To supplement our condensed consolidated financial statements which are prepared in accordance with GAAP, we use "Adjusted EBITDA", "Adjusted Gross Profit", "Adjusted SG&A", "Free Cash Flow", "Net Debt", and "Liquidity" which are non-GAAP financial measures. We also present certain of these non-GAAP metrics as a percentage of net sales. Our non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP. There are several limitations related to the use of our non-GAAP financial measures as compared to the closest comparable GAAP measures.
We define Adjusted EBITDA (non-GAAP) as net loss (GAAP) excluding interest expense, income taxes, depreciation, depletion and amortization, stock-based compensation including employer payroll taxes on stock-based compensation, restructuring expenses, impairments, severance, loss on asset disposition, other income/expense, net, and other non-cash, unusual and/or infrequent costs (i.e., acquisition and integration expenses), which we do not consider in our evaluation of ongoing operating performance.
We define Adjusted EBITDA (non-GAAP) as a percent of net sales as adjusted EBITDA (as defined above) divided by net sales in the respective period.
We define Adjusted Gross Profit (non-GAAP) as gross profit (GAAP) excluding depreciation, depletion, and amortization, restructuring expenses, severance and other expenses, and other non-cash, unusual and/or infrequent costs, which we do not consider in our evaluation of ongoing operating performance.
We define Adjusted Gross Profit Margin (non-GAAP) as a percent of net sales as Adjusted Gross Profit (as defined above) divided by net sales in the respective period.
We define Adjusted SG&A (non-GAAP) as SG&A (GAAP) excluding depreciation, depletion, and amortization, stock-based compensation including employer payroll taxes on stock-based compensation, restructuring expenses, severance and other expenses, and other non-cash, unusual and/or infrequent costs (i.e., acquisition and integration expenses), which we do not consider in our evaluation of ongoing operating performance.
We define Adjusted SG&A (non-GAAP) as a percent of net sales as Adjusted SG&A (as defined above) divided by net sales in the respective period.
We define Free Cash Flow (non-GAAP) as Net cash from (used in) operating activities less capital expenditures for property, plant and equipment. We believe this provides additional insight into the Company's ability to generate cash and maintain liquidity. However, Free Cash Flow does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service our debt or other cash flows from financing activities or investing activities.
We define Liquidity as total cash, cash equivalents and restricted cash, if applicable, plus available borrowing capacity on our Revolving Credit Facility.
We define Net Debt as total debt principal outstanding plus finance lease liabilities and other debt, less cash, cash equivalents and restricted cash, if applicable.